EXHIBIT 12

                       SOUTHWESTERN ELECTRIC POWER COMPANY
                       RATIO OF EARNINGS TO FIXED CHARGES
                          FOR YEARS ENDED DECEMBER 31

                                 1993      1992      1991      1990      1989
                                           (Thousands except Ratios)

Operating income               $113,176  $145,727  $143,317  $146,586  $150,158
Adjustments:
   Federal and state income
     taxes                       37,108    31,478    39,785    41,287    34,153
   Provision for deferred
     Federal income taxes          (648)   10,258     5,566     2,097     8,351
   Deferred investment tax
     credits                     (5,193)   (6,864)   (4,938)   (4,934)   (5,695)
   Other income and deductions   11,944       537     3,883     2,492     4,712
   Allowance for borrowed and
     equity funds used during
     construction                 2,580       182       978       575       363
   Interest portion of financing
     leases                       2,534     2,783     2,946     3,067     3,313
                                -------   -------   -------   -------   -------
        Earnings               $161,501  $184,101  $191,537  $191,170  $195,355
                                =======   =======   =======   =======   =======

Fixed charges:
   Interest on long-term debt  $ 40,958  $ 47,490  $ 48,382  $ 51,225  $ 54,037
   Amortization of debt issuance
     cost                         3,189     2,075     1,810     1,732     1,499
   Other interest                 1,677     1,998     1,362     6,983     2,480
   Interest portion of financing
     leases                       2,534     2,783     2,946     3,067     3,313
                                -------   -------   -------   -------   -------
        Fixed Charges          $ 48,358  $ 54,346  $ 54,500  $ 63,007  $ 61,329
                                =======   =======   =======   =======   =======

Ratio of Earnings to Fixed
  Charges                          3.34      3.39      3.51      3.03      3.19

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